Exhibit 10.01

LICENSE AGREEMENT

This License Agreement (this "Agreement") is entered into effective as of this December 31st 2014 (the "Effective Date"), by and between CANNABICS PHARMACEUTICALS INC., a corporation organized and existing under the laws of the State of Nevada or any of its subsidiaries (hereinafter referred to as "Cannabics"), and A. BARAK guarding & security LTD, a corporation organized and existing under the laws of the State of Israel, or any affiliated company of its group (hereinafter referred to as "BARAK").

WHEREAS,	Cannabics has developed and is the owner of the Cannabics Technology (as defined below); and

WHEREAS,	BARAK wishes to acquire the exclusive right to manufacture, market, sell and commercialize Cannabics SR Capsules based on the Cannabics Technology in certain territories as defined infra, all pursuant to the terms set forth in this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions

In addition to capitalized terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth opposite each one of them:

1.1	"SR Capsules" means orally-ingested capsules containing cannabis extract that are manufactured using the Cannabics Technology.

1.2	"Cannabics Technology" means all intellectual property (whether registered or unregistered) and trade secrets controlled by or available to Cannabics related to the method of manufacturing orally-ingested capsules containing cannabis-extract infusion.

1.3	"Trademarks" means all trademarks, registered or not, and trademark applications in Israel, that are now owned or licensed, or hereafter acquired or licensed during the term of this Agreement, by or on behalf of Cannabics that may be adopted or used in connection with the promotion or sale of SR Capsules.

1.4	"Territory'' means: the state of Israel and the Czech Republic.

2. Exclusive License

2.1	Subject to Section 2.2 and the terms and conditions of this Agreement, Cannabics hereby grants to BARAK throughout the Term, a non-transferable, non-assignable and non-sublicensable exclusive license to use the Cannabics Technology solely for the manufacture, market, sell and commercialize of SR Capsules in the Territory and under the Trademarks (the "License").

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2.2	Prior to manufacturing, BARAK shall have to obtain Cannabics' written approval of the manufacturing facility and its quality standards, attached as appendix A

2.3	Other than the License expressly granted under Section 2.1 of this Agreement, no other rights or interests whatsoever are transferred or granted by Cannabics to BARAK, and Cannabics retain all rights not expressly granted hereunder. BARAK agrees that the ownership of the Cannabics Technology and Trademarks shall always remain vested in Cannabics and BARAK shall not obtain any rights with respect to them, other than the rights expressly set forth herein. Without limiting the foregoing, BARAK shall not, during the Term, (i) manufacture any orally-ingested capsules containing a cannabinoid extract which are not based on the Cannabics Technology; or (ii) use the Cannabics Technology for any purpose other than for the purpose of the License granted under this Agreement.

3. Marketing and Commercialization

3.1	BARAK is solely responsible for commercialization of the SR Capsules in the Territory and will bear all associated costs thereto, including without limitation promotion, marketing, sales, regulatory expenses, all necessary lab equipment, raw materials and any required labor.

3.2	In all marketing and selling of the SR Capsules, BARAK shall refer to Cannabics as the source of the Cannabics Technology and shall place the proprietary trademarks of Cannabics on every single package of SR Capsules, in a manner to be agreed upon by the parties. In any event, upon termination of this Agreement or the requirement by Cannabics, for any reason whatsoever, BARAK shall cease all display, advertising, and/or use of all Trademarks.

3.3	BARAK shall be responsible for addressing consumer appeals and complaints.

3.4	BARAK undertakes throughout the term of this Agreement, to make its best efforts to market and sale the SR Capsules in the Territory and to invest resources and efforts to ensure that the SR Capsules penetrate the market and become a leading product.

3.5	BARAK shall solely be responsible to obtain all governmental licenses, permits and approvals necessary or desirable in connection with the exercise of the license rights granted under Section 2.1. Cannabics shall not be under any responsibility to certify or get any approval, license or permit but shall reasonably cooperate with BARAK for the purpose of BARAK's obtainment of the above and will provide any required document and/or information accordingly to the Israeli Ministry of Health.

3.6	BARAK shall keep Cannabics promptly informed on a regular basis relating to (i) any problems encountered with the SR Capsules and the Cannabics Technology (including any product recall), and any resolutions arrived at for those problems; and (ii) general information about its distribution of the SR Capsules.

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BARAK shall be solely responsible and liable for any and all SR Capsules it manufactures under this Agreement including but not limited to the quality, safety and reliability of the SR Capsules.

4. Consideration

4.1	As sole consideration for the grant of the License, BARAK shall pay Cannabics 50% of the gross profit that will be generated through the commercialization of Cannabics SR capsules in the territory. The gross profit will be calculated as Cannabics SR capsules sales revenues minus COGs (Cost of Goods) and the direct expenses BARAK bare for manufacture and marketing of Cannabics SR capsules (the "Cost"). It is agreed that the IP license fee paid by BARAK to Cannabics shall not be less than $10 per patient per month during the term of this agreement. It is further agreed that following 12 months of operations from the effective date, the patties shall meet to discuss and reconsider the consideration structure for the next period of engagement between the parties, including a consideration of possible G&A costs sharing structure.

4.2	Within thirty (30) days after the end of each calendar month during the Term, BARAK shall submit to Cannabics a detailed report setting forth for the preceding calendar month, the amount of the SR Capsules sold, delivered or otherwise transferred to any third party within the Territory and the amount of the Consideration accordingly due.

4.3	The Consideration shall be paid on a monthly basis, not later than thirty (30) days from the end of each calendar month. The consideration report required by Section 4.2 shall accompany each such payment, and a copy of such report shall also be mailed to Cannabics at its address first set forth above.

4.4	Cannabics shall be solely responsible for any and all other taxes or payments required to be made to any governmental or state authority with respect to the Consideration received hereunder.

5. Audit

5.1	BARAK shall maintain all records necessary for Cannabics to determine whether it has been paid the proper amount of consideration. Cannabics shall be entitled to audit these records as it sees fit upon reasonable notice to BARAK. In the event the audit reveals an underpayment, BARAK shall be responsible for the cost of the audit and shall immediately pay to Cannabics the amount of the underpayment. In the event the audit reveals an overpayment, Cannabics shall be responsible for the cost of the audit and the amount of the overpayment shall be set off against future consideration payments to Cannabics.

6. Term and Termination

6.1.	The initial term of this Agreement will be for l year from the Effective Date ("the Term") and shall be open for extension upon written agreement by both parties.

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6.2	Any patty may terminate the agreement in the event that regulatory changes in any of the parts of the Territory make it commercially infeasible to continue operations, or to comply with the changes to applicable laws.

6.3	Without derogating from the above, in the event that a party commits any material breach or default of any of its obligations under this Agreement, including without limitation the timely payment of the Consideration (the "Breaching Party"), the other party hereto (the "Non-Breaching Party") may give the Breaching Patty written notice of such breach or default and demand that such breach or default be cured. In the event that the Breaching Party fails to cure such breach or default within thirty (30) days after the date of such written notice, the Non-Breaching Party may terminate this Agreement immediately upon giving written notice of termination to the Breaching Party. Termination of this Agreement in accordance with this Section 6.3 shall not affect or impair the Non-Breaching Patty's right to pursue any legal remedy, including the right to recover damages for all harm suffered or incurred as a result of the Breaching Patty's breach or default hereunder. In the event that Cannabics exercises its rights granted in this Section 6.3, the Parties shall cooperate reasonably with respect to any matter which either Party reasonably deems necessary to successfully accomplish the winding down, including but not limited to access to BARAK personnel, technical specifications and vendors.

6.4	Subject to applicable law, either Party may terminate this Agreement by written notice in the event: (i) the other Party voluntarily enters into bankruptcy proceedings; (ii) the other Party makes an assignment for the benefit of creditors; (iii) a petition is filed against the other Party under a bankruptcy law, a corporate reorganization law, or any other law for relief of debtors or similar law analogous in purpose or effect, which petition is not stayed or dismissed within sixty (60) days of filing thereof; or (iv) the other Patty enters into liquidation or dissolution proceedings or a receiver is appointed with respect to any assets of said Party, which appointment is not vacated within sixty (60) days.

7. Rights after Termination

7.1	Upon termination or expiration of this Agreement, the License is terminated and BARAK will immediately cease from all further manufacture, marketing, sell, commercialization or other preparation of the SR Capsules, except only for SR Capsules irretrievably in process or en route, which may be marketed for additional 30 days following termination.

8. Cannabics Technology Information

8.1.	Cannabics hereby represents and warrants that all of the Cannabics Technology, Trademarks and Confidential Information included in the information furnished by Cannabics to BARAK shall be correct in all material respects and shall contain such information as is necessary or appropriate to enable BARAK to manufacture, sell and promote the SR Capsules in accordance with the terms and conditions of this Agreement.

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8.2	The preparation, filing, prosecution and maintenance of Cannabics' patent applications and trademarks in the Territory in Cannabics' name are upon Cannabics' sole responsibility, judgment and at its own expense.

Cannabics shall keep Barak reasonably informed, with respect to the filing, prosecution and maintenance of its patent applications and trademarks in the Territory.

9. Warranties and Limitation of Liability

9.1	Cannabics warrants to BARAK that: (i) it is the owner of the Cannabics Technology, and (ii) to its knowledge, the Cannabics Technology does not infringe the valid rights of any third party. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CANNABICS TECHNOLOGY IS LICENSED TO BARAK "AS IS" WITHOUT ANY WARRANTIES, CONDITIONS OR OTHER TERMS OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE INCLUDING, WITHOUT LIMITATION, ANY TERMS AS TO THE CONDITION, QUALITY, MERCHANTABILITY, PERFORMANCE OR FITNESS FOR PURPOSE.

9.2	Without derogating from any of its other representations or obligations in this Agreement, BARAK hereby warrants to Cannabics that it has all governmental, state and regulative licenses, permits and approvals necessary or desirable for the manufacture, market, sell and commercialization of SR Capsules in the Territory, that it complies, and shall continue to comply at all times, with any and all of the terms of such licenses, permits, approvals and regulations that apply to the License and its execution and that it shall immediately notify Cannabics regarding any breach (whether alleged or possible) or communication received from any authority in that respect.

9.3	BARAK and Cannabics each represent and warrant for itself that (i) it is a corporation duly organized and validly existing under the laws of the state of its incorporation; (ii) it has the full right, power, and authority to execute and perform this agreement; (iii) this Agreement does not conflict with or otherwise result in a breach of any agreement to which such Party is a party or to which it is bound; and (iv) this Agreement represents a valid, legally binding obligation of it, enforceable against it in accordance with its terms.

9.4	EXCEPT FOR BREACH UNDER SECTION ____ NEITHER PARTY WILL BE LIABLE TOWARDS THE OTHER UNDER ANY LEGAL THEORY (INCLUDING, WITHOUT LIMITATION, TORT OR CONTRACT) FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO LOST DATA OR LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. OTHER THAN FOR BREACH DUE TO NON PAYMENT OR FOR BREACH UNDER SECTION Error! Reference source not found., EACH PARTY'S LIABILITY UNDER OR FOR BREACH OF THIS AGREEMENT SHALL BE LIMITED TO THE AGGREGATE CONSIDERATIONS RECEIVED BY CANNABICS FROM BARAK HEREUNDER DURING THE TWELVE (12) MONTHS PERIOD PRECEDING THE EVENT GIVING RISE TO THE LIABILITY.

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10. Confidential Information, Proprietary Rights and Non-Compete

10.1	The parties shall execute the Non-Disclosure, Proprietary Rights and Non-Compete Agreement in the form attached hereto as Exhibit A.

11. Indemnification

11.1.	BARAK agrees to indemnify, defend and hold Cannabics and any of its officers, directors, employees, shareholders, sales agents, successors and permitted assigns harmless from any and all damages (including, without limitation, amounts paid by Cannabics in judgment or in settlement with BARAK's consent), losses, claims, demands, liabilities, costs and expenses, including, without limitation, reasonable court costs and attorney's fees (collectively "Losses"), based upon or arising out of any claim, demand, cause or action suit or proceeding ("Claims") resulting from (i) any BARAK breach of a representation, warranty, covenant or obligation in this Agreement; (ii) the manufacturing, marketing, distributing and selling of the SR Capsules, whether resulted in harm, injury or death of any person or not; (iii) the advertising, promoting, marketing, distributing and selling of the SR Capsules, including, without limitation, any deceptive misleading, manipulative or intentionally or inaccurate marketing or sales practices of BARAK or its representatives.

11.2.	Each Party shall give the other prompt notice of any liability of which it becomes aware, and upon receiving notice of any such liability, each Party shall, when possible, promptly notify the other of commencement of any action, a general summary of the action and, when applicable, demand for indemnification the latter, each Party shall have the right to participate in and to assume the defense of such action with counsel of its choosing; provided, however, that the Parties shall cooperate in such defense.

12. Miscellaneous

12.1	This Agreement will be governed by and construed in accordance with the laws of the state of Israel without regard to any conflict of laws principles that would require the application of the laws of another jurisdiction. The parties consent to the exclusive jurisdiction and venue of Israeli courts for any lawsuit filed arising from or relating to the Agreement.

12.2	Neither party may assign this Agreement without the other party’s prior written consent, excluding assignment upon a merger or sale of all or substantially all of the assigning party’s assets.

12.3	This Agreement (i) states the entire agreement of the parties, merges all prior negotiations, agreements and understandings, if any, and states in full all representations, warranties, covenants and agreements which have induced this Agreement; and (ii) may be modified or amended only by an instrument in writing, duly executed by both parties.

12.4	Any failure of a Party to comply with any covenant, agreement or condition herein may be waived in writing by the other Party hereto but such waiver or failure to insist upon strict compliance with such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized representatives as of the date first written above.

CANNABICS PHARMACEUTICALS INC.	BARAK

By: /s/ Zohar Koren	By: /s/ Meir Ariel
Zohar Koren, CEO	Meir Ariel, CEO

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